Exhibit 99.1

Takeda and Seattle Genetics Announce Positive Results from Phase 3 ECHELON-1 Clinical Trial Evaluating ADCETRIS® (brentuximab vedotin) in Frontline Advanced Hodgkin Lymphoma

-Randomized Phase 3 Clinical Trial with ADCETRIS Met Primary Endpoint, Demonstrating a Statistically Significant Improvement in Modified Progression-Free Survival-

-Abstract to be Submitted for Presentation at the 2017 ASH Annual Meeting; Regulatory Submissions Planned-

-Seattle Genetics to Host Conference Call and Webcast Today at 8:30 a.m. ET-

Cambridge, Mass., Osaka, Japan and Bothell, Wash., June 26, 2017 – Takeda Pharmaceutical Company Limited (TSE:4502) and Seattle Genetics, Inc. (NASDAQ: SGEN) today announced that the Phase 3 ECHELON-1 clinical trial met its primary endpoint of a statistically significant improvement in modified progression-free survival (PFS) versus the control arm. ECHELON-1 is a randomized, multicenter trial evaluating ADCETRIS (brentuximab vedotin) as part of a frontline combination chemotherapy regimen in 1,334 patients with previously untreated advanced classical Hodgkin lymphoma. ADCETRIS is an antibody-drug conjugate (ADC) directed to CD30, a defining marker of classical Hodgkin lymphoma. ADCETRIS is currently not approved as a frontline therapy for Hodgkin lymphoma.

Patients in ECHELON-1 were randomized to receive either a combination of ADCETRIS+AVD (Adriamycin, vinblastine, dacarbazine) or ABVD (Adriamycin, bleomycin, vinblastine, dacarbazine), a recognized standard of care for frontline Hodgkin lymphoma. The results of the ECHELON-1 trial demonstrated that combination treatment with ADCETRIS resulted in a statistically significant improvement in modified PFS versus the control arm as assessed by an Independent Review Facility (hazard ratio=0.770; p-value=0.035). The two-year modified PFS rate for patients in the ADCETRIS arm was 82.1 percent compared to 77.2 percent in the control arm. Interim analysis of overall survival (OS), the key secondary endpoint, also trended in favor of the ADCETRIS+AVD arm. An abstract will be submitted for data presentation at the American Society of Hematology (ASH) annual meeting, December 9-12, 2017, in Atlanta, Ga.

The safety profile of ADCETRIS+AVD in the ECHELON-1 trial was consistent with that known for the single-agent components of the regimen. There was an increased incidence of febrile neutropenia and peripheral neuropathy in the ADCETRIS+AVD arm. Febrile neutropenia was reduced through the use of prophylactic growth factors in a subset of patients, and peripheral neuropathy was managed through dose modifications. The control arm had an increased rate and severity of pulmonary toxicity.

“We are excited about the positive result which shows a statistically significant improvement in the primary endpoint of modified PFS,” said Dirk Huebner, M.D., Executive Medical Director, Oncology Therapeutic Area Unit, Takeda Pharmaceutical Company. “The results of this trial signify an important step forward in the development of ADCETRIS and have the potential to change the treatment approach of frontline advanced Hodgkin lymphoma.”

“The outcome of the Phase 3 ECHELON-1 trial represents a significant milestone for the Hodgkin lymphoma community,” said Clay Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “Seattle Genetics’ goal is to establish ADCETRIS as the foundation of care for CD30-expressing lymphomas, including Hodgkin lymphoma. Notably, this is the first clinical trial in frontline advanced Hodgkin lymphoma to show superior efficacy of a regimen that eliminates bleomycin.”

Takeda and Seattle Genetics plan to submit these results to regulatory authorities for approval in their respective territories.

ECHELON-1 Phase 3 Clinical Trial Design

The randomized, open-label, Phase 3 trial is investigating ADCETRIS+AVD versus ABVD as frontline therapy in patients with advanced classical Hodgkin lymphoma. The primary endpoint is modified progression-free survival per Independent Review Facility assessment using the Revised Response Criteria for Malignant Lymphoma. Modified PFS is defined as the time to progression, death or receipt of additional anticancer therapy for patients who are not in complete response after completion of frontline therapy per Independent Review Facility. This endpoint was chosen as it provides a clearer picture of the efficacy of frontline chemotherapy and eliminates the confounding impact of salvage and consolidation chemotherapies and radiotherapy. Secondary endpoints include overall survival, complete remission and safety. The multi-center trial was conducted in North America, Europe, South America, Australia, Asia and Africa. The study enrolled 1,334 patients who had a histologically-confirmed diagnosis of Stage III or IV classical Hodgkin lymphoma and had not been previously treated with systemic chemotherapy or radiotherapy. The ECHELON-1 trial is being conducted under a Special Protocol Assessment (SPA) agreement from the U.S. Food and Drug Administration (FDA) and the trial also received European Medicines Agency (EMA) scientific advice.

Please see Important Safety Information at the end of this press release.

Seattle Genetics Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss this announcement. The event will be held today at 5:30 a.m. Pacific Time (PT) / 8:30 a.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at http://www.seattlegenetics.com, under the Investors section, or by calling 877-723-9521 (domestic) or 719-325-2138 (international). The access code is 9916080. A replay of the discussion will be available beginning at approximately 8:30 a.m. PT / 11:30 a.m. ET today from Seattle Genetics’ website or by calling 888-203-1112 (domestic) or 719-457-0820 (international), using access code 9916080. The telephone replay will be available until 5:00 p.m. PT / 8:00 p.m. ET Wednesday, June 28, 2017.

About Classical Hodgkin Lymphoma

Lymphoma is a general term for a group of cancers that originate in the lymphatic system. There are two major categories of lymphoma: Hodgkin lymphoma and non-Hodgkin lymphoma. Classical Hodgkin lymphoma is distinguished from other types of lymphoma by the presence of one characteristic type of cell, known as the Reed-Sternberg cell. The Reed-Sternberg cell expresses CD30.

About ADCETRIS

ADCETRIS is being evaluated broadly in more than 70 clinical trials in CD30-expressing lymphomas, including three Phase 3 studies: the completed ECHELON-1 trial in frontline classical Hodgkin lymphoma, the completed ALCANZA trial in cutaneous T-cell lymphoma, and the ongoing ECHELON-2 trial in frontline mature T-cell lymphomas.

ADCETRIS is an ADC comprising an anti-CD30 monoclonal antibody attached by a protease-cleavable linker to a microtubule disrupting agent, monomethyl auristatin E (MMAE), utilizing Seattle Genetics’ proprietary technology. The ADC employs a linker system that is designed to be stable in the bloodstream but to release MMAE upon internalization into CD30-expressing tumor cells.

ADCETRIS for intravenous injection has received approval from the FDA for three indications: (1) regular approval for the treatment of patients with classical Hodgkin lymphoma after failure of autologous hematopoietic stem cell transplantation (auto-HSCT) or after failure of at least two prior multi-agent chemotherapy regimens in patients who are not auto-HSCT candidates, (2) regular approval for the treatment of classical Hodgkin lymphoma patients at high risk of relapse or progression as post-auto-HSCT consolidation, and (3) accelerated approval for the treatment of patients with systemic anaplastic large cell lymphoma (sALCL) after failure of at least one prior multi-agent chemotherapy regimen. The sALCL indication is approved under accelerated approval based on overall response rate. Continued approval for the sALCL indication may be contingent upon verification and description of clinical benefit in confirmatory trials. Health Canada granted ADCETRIS approval with conditions for relapsed or refractory Hodgkin lymphoma and sALCL.

ADCETRIS was granted conditional marketing authorization by the European Commission in October 2012 for two indications: (1) for the treatment of adult patients with relapsed or refractory CD30-positive Hodgkin lymphoma following autologous stem cell transplant (ASCT), or following at least two prior therapies when ASCT or multi-agent chemotherapy is not a treatment option, and (2) the treatment of adult patients with relapsed or refractory sALCL.

In June 2016, the European Commission extended the current conditional approval of ADCETRIS and approved ADCETRIS for the treatment of adult patients with CD30-positive Hodgkin lymphoma at increased risk of relapse or progression following ASCT.

ADCETRIS has received marketing authorization by regulatory authorities in 67 countries for relapsed or refractory Hodgkin lymphoma and sALCL. See important safety information below.

Seattle Genetics and Takeda are jointly developing ADCETRIS. Under the terms of the collaboration agreement, Seattle Genetics has U.S. and Canadian commercialization rights and Takeda has rights to commercialize ADCETRIS in the rest of the world. Seattle Genetics and Takeda are funding joint development costs for ADCETRIS on a 50:50 basis, except in Japan where Takeda is solely responsible for development costs.

ADCETRIS (brentuximab vedotin) Global Important Safety Information

CONTRAINDICATIONS

ADCETRIS is contraindicated for patients with hypersensitivity to brentuximab vedotin and its excipients. In addition, combined use of ADCETRIS with bleomycin is contraindicated as it causes pulmonary toxicity.

SPECIAL WARNINGS & PRECAUTIONS

Progressive multifocal leukoencephalopathy (PML): John Cunningham virus (JCV) reactivation resulting in PML and death can occur in patients treated with ADCETRIS. PML has been reported in patients who received ADCETRIS after receiving multiple prior chemotherapy regimens.

Patients should be closely monitored for new or worsening neurological, cognitive, or behavioral signs or symptoms, which may be suggestive of PML. Suggested evaluation of PML includes neurology consultation, gadolinium-enhanced magnetic resonance imaging of the brain, and cerebrospinal fluid analysis for JCV DNA by polymerase chain reaction or a brain biopsy with evidence of JCV. ADCETRIS dosing should be held for any suspected case of PML and should be permanently discontinued if a diagnosis of PML is confirmed.

Pancreatitis: Acute pancreatitis has been observed in patients treated with ADCETRIS. Fatal outcomes have been reported. Patients should be closely monitored for new or worsening abdominal pain, which may be suggestive of acute pancreatitis. Patient evaluation may include physical examination, laboratory evaluation for serum amylase and serum lipase, and abdominal imaging, such as ultrasound and other appropriate diagnostic measures. ADCETRIS should be held for any suspected case of acute pancreatitis. ADCETRIS should be discontinued if a diagnosis of acute pancreatitis is confirmed.

Pulmonary Toxicity: Cases of pulmonary toxicity, some with fatal outcomes, have been reported in patients receiving ADCETRIS. Although a causal association with ADCETRIS has not been established, the risk of pulmonary toxicity cannot be ruled out. New or worsening pulmonary symptoms should be promptly evaluated and treated appropriately.

Serious infections and opportunistic infections: Serious infections such as pneumonia, staphylococcal bacteremia, sepsis/septic shock (including fatal outcomes), and herpes zoster, and opportunistic infections such as Pneumocystis jiroveci pneumonia and oral candidiasis have been reported in patients treated with ADCETRIS. Patients should be carefully monitored during treatment for emergence of possible serious and opportunistic infections.

Infusion-related reactions (IRR): Immediate and delayed IRR, as well as anaphylaxis, have occurred with ADCETRIS. Patients should be carefully monitored during and after an infusion. If anaphylaxis occurs, administration of ADCETRIS should be immediately and permanently discontinued and appropriate medical therapy should be administered. If an IRR occurs, the infusion should be interrupted and appropriate medical management instituted. The infusion may be restarted at a slower rate after symptom resolution. Patients who have experienced a prior IRR should be premedicated for subsequent infusions. IRRs are more frequent and more severe in patients with antibodies to ADCETRIS.

Tumor lysis syndrome (TLS): TLS has been reported with ADCETRIS. Patients with rapidly proliferating tumor and high tumor burden are at risk of TLS. These patients should be monitored closely and managed according to best medical practice.

Peripheral neuropathy (PN): ADCETRIS treatment may cause PN, both sensory and motor. ADCETRIS-induced PN is typically cumulative and reversible in most cases. Patients should be monitored for symptoms of PN, such as hypoesthesia, hyperesthesia, paresthesia, discomfort, a burning sensation, neuropathic pain, or weakness. Patients experiencing new or worsening PN may require a delay and a dose reduction or discontinuation of ADCETRIS.

Hematological toxicities: Grade 3 or Grade 4 anemia, thrombocytopenia, and prolonged (equal to or greater than one week) Grade 3 or Grade 4 neutropenia can occur with ADCETRIS. Complete blood counts should be monitored prior to administration of each dose.

Febrile neutropenia: Febrile neutropenia has been reported. Patients should be monitored closely for fever and managed according to best medical practice if febrile neutropenia develops.

Stevens-Johnson syndrome (SJS): SJS and toxic epidermal necrolysis (TEN) have been reported with ADCETRIS. Fatal outcomes have been reported. If SJS or TEN occurs, treatment with ADCETRIS should be discontinued and appropriate medical therapy should be administered.

Gastrointestinal (GI) Complications: GI complications, some with fatal outcomes, including intestinal obstruction, ileus, enterocolitis, neutropenic colitis, erosion, ulcer, perforation and haemorragh, have been reported. New or worsening GI symptoms should be promptly evaluated and treated appropriately.

Hepatotoxicity: Elevations in alanine aminotransferase (ALT) and aspartate aminotransferase (AST) have been reported. Serious cases of hepatotoxicity, including fatal outcomes, have also occurred. Liver function should be tested prior to treatment initiation and routinely monitored in patients receiving ADCETRIS. Patients experiencing hepatotoxicity may require a delay, dose modification, or discontinuation of ADCETRIS.

Hyperglycemia: Hyperglycemia has been reported during trials in patients with an elevated body mass index (BMI) with or without a history of diabetes mellitus. However, any patient who experiences an event of hyperglycemia should have their serum glucose closely monitored. Anti-diabetic treatment should be administered as appropriate.

Renal and Hepatic Impairment: There is limited experience in patients with renal and hepatic impairment. Available data indicate that MMAE clearance might be affected by severe renal impairment, hepatic impairment, and by low serum albumin concentrations. The recommended starting dose in patients with hepatic impairment or severe renal impairment is 1.2 mg/kg administered as an intravenous infusion over 30 minutes every 3 weeks. Patients with renal or hepatic impairment should be closely monitored for adverse events.

Sodium content in excipients: This medicinal product contains a maximum of 2.1 mmol (or 47 mg) of sodium per dose. To be taken into consideration for patients on a controlled sodium diet.

INTERACTIONS

Patients who are receiving a strong CYP3A4 and P-gp inhibitor, concomitantly with ADCETRIS may have an increased risk of neutropenia and should be closely monitored. Co-administration of ADCETRIS with a CYP3A4 inducer did not alter the plasma exposure of ADCETRIS but it appeared to reduce plasma concentrations of MMAE metabolites that could be assayed. ADCETRIS is not expected to alter the exposure to drugs that are metabolized by CYP3A4 enzymes.

PREGNANCY: Women of childbearing potential should be using two methods of effective contraception during treatment with ADCETRIS and until 6 months after treatment. There are no data from the use of ADCETRIS in pregnant women, although studies in animals have shown reproductive toxicity. ADCETRIS should not be used during pregnancy unless the benefit to the mother outweighs the potential risks to the fetus. If a pregnant woman needs to be treated, she should be clearly advised on the potential risk to the fetus.

LACTATION (breast-feeding): There are no data as to whether ADCETRIS or its metabolites are excreted in human milk, therefore a risk to the newborn/infant cannot be excluded. With the potential risk, a decision should be made whether to discontinue breast-feeding or discontinue/abstain from therapy with ADCETRIS.

FERTILITY: In nonclinical studies, ADCETRIS treatment has resulted in testicular toxicity, and may alter male fertility. Men being treated with this medicine are advised not to father a child during treatment and for up to 6 months following the last dose.

ADVERSE REACTIONS

Serious adverse drug reactions were: pneumonia, acute respiratory distress syndrome, headache, neutropenia, thrombocytopenia, constipation, diarrhea, vomiting, nausea, pyrexia, peripheral motor neuropathy, peripheral sensory neuropathy, hyperglycemia, demyelinating polyneuropathy, tumor lysis syndrome, and Stevens-Johnson syndrome.

In the clinical studies of ADCETRIS, adverse reactions defined as very common (≥1/10) were: infection, upper respiratory tract infection, neutropenia, PN (sensory and motor), cough, dyspneoa, diarrhea, nausea, vomiting, constipation, abdominal pain, alopecia, pruritus, myalgia, arthralgia, fatigue, chills, pyrexia, infusion-related reactions and weight decreased. Adverse reactions defined as common (≥1/100 to <1/10) were: Sepsis/septic shock, herpes zoster, pneumonia, herpes simplex, anemia, thrombocytopenia, hyperglycemia, dizziness, demyelinating polyneuropathy, ALT/AST increased, rash, and back pain.

ADCETRIS (brentuximab vedotin) U.S. Important Safety Information

BOXED WARNING

Progressive multifocal leukoencephalopathy (PML): JC virus infection resulting in PML and death can occur in patients receiving ADCETRIS.

Contraindication

ADCETRIS is contraindicated with concomitant bleomycin due to pulmonary toxicity (e.g., interstitial infiltration and/or inflammation).

Warnings and Precautions

•	Peripheral neuropathy (PN): ADCETRIS treatment causes a PN that is predominantly sensory. Cases of motor PN have also been reported. ADCETRIS-induced PN is cumulative. Monitor patients for symptoms of neuropathy, such as hypoesthesia, hyperesthesia, paresthesia, discomfort, a burning sensation, neuropathic pain or weakness and institute dose modifications accordingly.

•	Anaphylaxis and infusion reactions: Infusion-related reactions, including anaphylaxis, have occurred with ADCETRIS. Monitor patients during infusion. If an infusion-related reaction occurs, interrupt the infusion and institute appropriate medical management. If anaphylaxis occurs, immediately and permanently discontinue the infusion and administer appropriate medical therapy. Patients who experienced a prior infusion-related reaction should be premedicated for subsequent infusions. Premedication may include acetaminophen, an antihistamine, and a corticosteroid.

•	Hematologic toxicities: Prolonged (≥1 week) severe neutropenia and Grade 3 or 4 thrombocytopenia or anemia can occur with ADCETRIS. Febrile neutropenia has been reported with ADCETRIS. Monitor complete blood counts prior to each dose of ADCETRIS and consider more frequent monitoring for patients with Grade 3 or 4 neutropenia. Monitor patients for fever. If Grade 3 or 4 neutropenia develops, consider dose delays, reductions, discontinuation, or G-CSF prophylaxis with subsequent doses.

•	Serious infections and opportunistic infections: Infections such as pneumonia, bacteremia, and sepsis or septic shock (including fatal outcomes) have been reported in patients treated with ADCETRIS. Closely monitor patients during treatment for the emergence of possible bacterial, fungal or viral infections.

•	Tumor lysis syndrome: Closely monitor patients with rapidly proliferating tumor and high tumor burden.

•	Increased toxicity in the presence of severe renal impairment: The frequency of ≥Grade 3 adverse reactions and deaths was greater in patients with severe renal impairment compared to patients with normal renal function. Avoid the use of ADCETRIS in patients with severe renal impairment.

•	Increased toxicity in the presence of moderate or severe hepatic impairment: The frequency of ≥Grade 3 adverse reactions and deaths was greater in patients with moderate or severe hepatic impairment compared to patients with normal hepatic function. Avoid the use of ADCETRIS in patients with moderate or severe hepatic impairment.

•	Hepatotoxicity: Serious cases of hepatotoxicity, including fatal outcomes, have occurred with ADCETRIS. Cases were consistent with hepatocellular injury, including elevations of transaminases and/or bilirubin, and occurred after the first dose of ADCETRIS or rechallenge. Preexisting liver disease, elevated baseline liver enzymes, and concomitant medications may also increase the risk.

•	Monitor liver enzymes and bilirubin. Patients experiencing new, worsening, or recurrent hepatotoxicity may require a delay, change in dose, or discontinuation of ADCETRIS.

•	Progressive multifocal leukoencephalopathy (PML): JC virus infection resulting in PML and death has been reported in ADCETRIS-treated patients. First onset of symptoms occurred at various times from initiation of ADCETRIS therapy, with some cases occurring within 3 months of initial exposure. In addition to ADCETRIS therapy, other possible contributory factors include prior therapies and underlying disease that may cause immunosuppression. Consider the diagnosis of PML in any patient presenting with new-onset signs and symptoms of central nervous system abnormalities. Hold ADCETRIS if PML is suspected and discontinue ADCETRIS if PML is confirmed.

•	Pulmonary toxicity Events of noninfectious pulmonary toxicity including pneumonitis, interstitial lung disease, and acute respiratory distress syndrome, some with fatal outcomes, have been reported. Monitor patients for signs and symptoms of pulmonary toxicity, including cough and dyspnea. In the event of new or worsening pulmonary symptoms, hold ADCETRIS dosing during evaluation and until symptomatic improvement.

•	Serious dermatologic reactions: Stevens-Johnson syndrome (SJS) and toxic epidermal necrolysis (TEN), including fatal outcomes, have been reported with ADCETRIS. If SJS or TEN occurs, discontinue ADCETRIS and administer appropriate medical therapy.

•	Gastrointestinal (GI) complications: Fatal and serious GI complications, including perforation, hemorrhage, erosion, ulcer, intestinal obstruction, enterocolitis, neutropenic colitis, and ileus have been reported in ADCETRIS-treated patients. Lymphoma with preexisting GI involvement may increase the risk of perforation. In the event of new or worsening GI symptoms, perform a prompt diagnostic evaluation and treat appropriately.

•	Embryo-fetal toxicity: Based on the mechanism of action and findings in animals, ADCETRIS can cause fetal harm when administered to a pregnant woman. Females of reproductive potential should avoid pregnancy during ADCETRIS treatment and for at least 6 months after the final dose of ADCETRIS.

Adverse Reactions

In two uncontrolled single-arm trials of ADCETRIS as monotherapy in 160 patients with relapsed classical HL and sALCL, the most common adverse reactions (≥20%), regardless of causality, were: neutropenia, peripheral sensory neuropathy, fatigue, nausea, anemia, upper respiratory tract infection, diarrhea, pyrexia, rash, thrombocytopenia, cough and vomiting.

In a placebo-controlled trial of ADCETRIS in 329 patients with classical HL at high risk of relapse or progression post-auto-HSCT, the most common adverse reactions (≥20%) in the ADCETRIS-treatment arm (167 patients), regardless of causality, were: neutropenia, peripheral sensory neuropathy, thrombocytopenia, anemia, upper respiratory tract infection, fatigue, peripheral motor neuropathy, nausea, cough, and diarrhea.

Drug Interactions

Concomitant use of strong CYP3A4 inhibitors or inducers, or P-gp inhibitors, has the potential to affect the exposure to monomethyl auristatin E (MMAE).

Use in Specific Populations

MMAE exposure and adverse reactions are increased in patients with moderate or severe hepatic impairment or severe renal impairment. Avoid use.

Advise females of reproductive potential to avoid pregnancy during ADCETRIS treatment and for at least 6 months after the final dose of ADCETRIS.

Advise males with female sexual partners of reproductive potential to use effective contraception during ADCETRIS treatment and for at least 6 months after the final dose of ADCETRIS.

Advise patients to report pregnancy immediately and avoid breastfeeding while receiving ADCETRIS.

For additional Important Safety Information, including Boxed WARNING, please see the full Prescribing Information for ADCETRIS at www.seattlegenetics.com or www.ADCETRIS.com.

About Takeda

Takeda Pharmaceutical Company Limited is a global, research and development-driven pharmaceutical company committed to bringing better health and a brighter future to patients by translating science into life-changing medicines. Takeda focuses its R&D efforts on oncology, gastroenterology and central nervous system therapeutic areas plus vaccines. Takeda conducts R&D both internally and with partners to stay at the leading edge of innovation. New innovative products, especially in oncology and gastroenterology, as well as our presence in Emerging Markets, fuel the growth of Takeda. More than 30,000 Takeda employees are committed to improving quality of life for patients, working with our partners in health care in more than 70 countries. For more information, visit http://www.takeda.com/news.

Additional information about Takeda is available through its corporate website, www.takeda.com, and additional information about Takeda Oncology, the brand for the global oncology business unit of Takeda Pharmaceutical Company Limited, is available through its website, www.takedaoncology.com.

About Seattle Genetics

Seattle Genetics is an innovative biotechnology company that develops and commercializes novel antibody-based therapies for the treatment of cancer. The company’s industry-leading antibody-drug conjugate (ADC) technology harnesses the targeting ability of antibodies to deliver cell-killing agents directly to cancer cells. ADCETRIS® (brentuximab vedotin), the company’s lead product, in collaboration with Takeda Pharmaceutical Company Limited, is the first in a new class of ADCs commercially available globally in 67 countries for relapsed classical Hodgkin lymphoma and relapsed systemic anaplastic large cell lymphoma (sALCL). Seattle Genetics is also advancing enfortumab vedotin, an ADC for metastatic urothelial cancer, in a planned pivotal trial in collaboration with Astellas. Headquartered in Bothell, Washington, Seattle Genetics has a robust pipeline of innovative therapies for blood-related cancers and solid tumors designed to address significant unmet medical needs and improve treatment outcomes for patients. The company has collaborations for its proprietary ADC technology with a number of companies including AbbVie, Astellas, Bayer, Celldex, Genentech, GlaxoSmithKline and Pfizer. More information can be found at www.seattlegenetics.com

Forward Looking Statements for Seattle Genetics

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the therapeutic potential of ADCETRIS (brentuximab vedotin) as the foundation of care for CD30-expressing lymphomas, anticipated publication of data from ECHELON-1 and plans for submission for supplemental regulatory approval to and obtaining regulatory approval from the FDA and other regulatory authorities. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include safety and/or efficacy results of the ECHELON-1 trial in Hodgkin lymphoma that will not be sufficient for publication or to gain marketing approval in the United States or any other country, that we will be required to amend our submission for marketing approval or that such submission will be refused or delayed. In addition, our regulatory plans may change as a result of consultation with the FDA or other regulatory authorities. More information about the risks and uncertainties faced by Seattle Genetics is contained under the caption “Risk Factors” included in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Takeda

Japanese Media:

Tsuyoshi Tada

+81 (0) 3-3278-2417

tsuyoshi.tada@takeda.com

Media outside Japan:

Sara Noonan

(617) 755-3683

sara.noonan@takeda.com

Seattle Genetics

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Media:

Tricia Larson

(425) 527-4180

tlarson@seagen.com